Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Strong 2018 Second Quarter Results

•	Record quarterly net revenue of $183.1 million increased 20.3% from $152.2 million in the 2017 second quarter.

•	Strong operating income of $18.5 million, up 40.7% sequentially compared to the first quarter, resulted in an operating margin of 10.1%.

•	Net income was $11.5 million and diluted earnings per share were $0.59 with an effective tax rate of 37.7% in the second quarter and a full-year projected tax rate in the mid-30% range excluding one-time items.

“Record net revenue in the second quarter was driven by broad based results in Executive Search and sequential growth in Heidrick Consulting. This improvement in revenue coupled with savings in general and administrative expenses resulted in an operating margin of 10.1%, the highest since the 2008 third quarter, and significant improvements in net income and EPS. We are executing on our key 2018 initiatives to grow our scale and impact with clients, collaborate across business lines to drive revenue, invest in the business to deliver a premium service experience to our clients, and improve profitability.”—Krishnan Rajagopalan, Heidrick & Struggles’ President and Chief Executive Officer

CHICAGO, July 30, 2018—Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced financial results for its second quarter ended June 30, 2018.

Driven by strong results in Executive Search, consolidated net revenue (revenue before reimbursements) in the 2018 second quarter increased 20.3%, or $30.8 million, to a quarterly record of $183.1 million from $152.2 million in the 2017 second quarter. Excluding the impact of exchange rate fluctuations which positively impacted results by $2.8 million, or 1.6%, consolidated net revenue increased 18.4% or $28.0 million.

On January 1, 2018, the company adopted ASC 606, Revenue from Contracts with Customers, and applied the modified retrospective method, which involves recognizing the cumulative effect of applying the guidance at the date of initial application with no restatement of the comparative periods presented. This adoption reduced consolidated net revenue in the 2018 second quarter by $1.0 million compared to the historical method of revenue recognition. Additional information about the impact of the adoption of ASC 606 is provided at the end of the release.

Executive Search net revenue increased 23.8% year over year, or $32.0 million, to $166.5 million from $134.5 million in the 2017 second quarter. All three regions contributed to this growth with net revenue increasing 23.6% in the Americas, 22.9% in Europe and 25.6% in the Asia Pacific region. The Global Technology & Services, Financial Services, Consumer Markets and Industrial practices were key drivers of growth with billings up 52%, 30%, 31% and 19% respectively, compared to the 2017 second quarter.

There were 349 Executive Search consultants at June 30, 2018 compared to 355 at June 30, 2017 and 349 at March 31, 2018. Productivity, as measured by annualized Executive Search net revenue per consultant, was a record $1.9 million in the 2018 second quarter compared to $1.5 million in the 2017 second quarter. The number of confirmed searches in the 2018 second quarter increased 22.7% compared to the 2017 second quarter, and the average revenue per executive search was $119,400 compared to $118,300 in the 2017 second quarter.

In the 2018 second quarter, Heidrick Consulting net revenue increased 16.3% sequentially to $16.6 million compared to the 2018 first quarter. A year-over-decline of 6.3%, or $1.1 million, from $17.7 million in the 2017 second quarter largely reflects the impact of new revenue recognition accounting on enterprise license agreements, which increased deferred revenue compared to prior quarters by approximately $0.8 million. With the integration of Leadership Consulting and Culture Shaping complete in early 2018, the company returned to strategic hiring and there were 31 Heidrick Consulting Partners at June 30, 2018, compared to 28 at March 31, 2018.

Consolidated salaries and employee benefits expense in the 2018 second quarter increased 23.5%, or $24.3 million, to $127.7 million from $103.4 million in the 2017 second quarter. Fixed compensation expense increased $6.2 million largely reflecting higher costs for talent acquisition and retention, base salaries and payroll taxes. Variable compensation expense increased $18.1 million, primarily reflecting higher bonus accruals for Executive Search consultant performance. Salaries and employee benefits expense was 69.7% of net revenue for the quarter compared to 67.9% in the 2017 second quarter.

General and administrative expenses declined 3.1%, or $1.2 million, to $36.9 million from $38.1 million in the 2017 second quarter. Savings were achieved in a number of expense categories, with the largest being a decline in external third-party consultants to perform client work and lower intangible amortization due to intangible asset impairment in the prior year. Savings were partially offset by an increase in professional services fees and expenses associated with three regional meetings in the quarter. As a percentage of net revenue, general and administrative expenses were 20.2% compared to 25.0% in the 2017 second quarter.

Operating income in the 2018 second quarter increased to $18.5 million and the operating margin (operating income as a percentage of net revenue) improved to 10.1%. This compares to an operating loss in the 2017 second quarter of $28.4 million that included an impairment charge of $39.2 million to write off the carrying value of the intangible assets and goodwill related to the company’s culture shaping business. Excluding the impairment charge, operating income in the 2017 second quarter would have been $10.7 million and the operating margin would have been 7.1%. Adjusted EBITDA in the 2018 second quarter increased $6.9 million to $23.6 million compared to $16.7 million in the 2017 second quarter. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenue) in the 2018 second quarter was 12.9% compared to 10.9% in the 2017 second quarter. The improvements in operating income and adjusted EBITDA were primarily driven by the increase in revenue from Executive Search.

In the 2018 second quarter, net income was $11.5 million and diluted earnings per share was $0.59 with an effective tax rate of 37.7% in the quarter and a full-year projected tax rate in the mid-30% range. This compares to a net loss of $18.2 million in the 2017 second quarter and diluted loss per share of $0.97 that mostly reflected the impact of the impairment charge of $39.2 million.

Net cash provided by operating activities in the 2018 second quarter was $30.5 million, compared to $24.3 million in the 2017 second quarter. Reflecting the payment of bonuses and the repayment of $12 million that was outstanding under our Credit Agreement, cash and cash equivalents at June 30, 2018 were $85.8 million compared to $207.5 million at December 31, 2017, and $58.2 million at June 30, 2017.

Six Months Results

For the six months ended June 30, 2018 consolidated net revenue of $343.1 million increased 17.4%, or $50.9 million, from $292.2 million in the first six months of 2017. Excluding the impact of exchange rate fluctuations which positively impacted results by $8.3 million, or 2.5%, consolidated net revenue increased 14.6% or $42.6 million. The company’s adoption of ASC 606 on January 1, 2018, increased consolidated net revenue in the first six months of 2018 by $1.5 million compared to the historical method of revenue recognition.

Executive Search net revenue in the first six months of 2018 increased 20.6%, or $53.3 million, to $312.3 million from $259.0 million in the first six months of 2017. Excluding the impact of exchange rate fluctuations which positively impacted results by $7.4 million, or 2.4%, consolidated net revenue increased $45.9 million or 17.7%. Net revenue increased 18.0% in the Americas, 29.1% (approximately 18.1% on a constant currency basis) in Europe, and 19.1% (approximately 16.5% on a constant currency basis) in the Asia Pacific region. All of the industry practices contributed to growth in the first six months except the Healthcare and Life Sciences practice. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.8 million for the first six months of 2018 compared to $1.5 million in the first six months of 2017. The number of executive searches confirmed in the first six months of 2018 increased 13.5% and the average revenue per executive search was $117,600 compared to $110,600 for the same period in 2017.

Following a significant integration and restructuring process, the Leadership Consulting and Culture Shaping businesses were combined into one business, Heidrick Consulting, effective January 1, 2018. Heidrick Consulting net revenue declined 7.2%, or $2.4 million, to $30.8 million from $33.2 million in the first six months of 2017. Excluding the impact of exchange rate fluctuations, Heidrick Consulting revenue declined 10.0% or $3.3 million. The year-over-year decline largely reflects the impact of new revenue recognition accounting on enterprise license agreements, which increased deferred revenue compared to prior quarters by approximately $1.8 million.

Operating income for the first six months of 2018 increased to $31.6 million and the operating margin (operating income as a percentage of net revenue) improved to 9.2%. This compares to an operating loss of $21.8 million for the first six months of 2017, which reflected two unusual items. In the 2017 first quarter, the company reached a settlement with Her Majesty’s Revenue & Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain contributions made to Employee Benefits Trusts (“EBT”) between 2002 and 2008. This settlement resulted in $1.5 million of salaries & employee benefits expense. In the 2017 second quarter, the company recorded a non-cash impairment charge of $39.2 million to write off the carrying value of intangible assets and goodwill related to its Culture Shaping business.

Adjusted EBITDA(1) for the first six months of 2018 increased to $42.0 million and Adjusted EBITDA margin was 12.2%, compared to Adjusted EBITDA of $29.0 million and Adjusted EBITDA margin of 9.9% for the same period of 2017.

Net income for the first six months of 2018 was $21.6 million and the diluted earnings per share was $1.12, reflecting an effective tax rate of 30.9%. Net loss for the first six months of 2017 was $17.6 million and diluted loss per share was $0.94, reflecting an effective tax rate of 28.4%.

2018 Outlook

The company is forecasting 2018 third quarter consolidated net revenue of between $170.0 million and $180.0 million. This forecast is based on the average currency rates in June 2018 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Rajagopalan added, “Our outlook for the market demand for executive search and leadership advisory services continues to be positive, and we are well positioned to create shareholder value by executing on our 2018 initiatives. We will continue to identify and deliver the very best leaders to our clients around the world using our proprietary suite of assessment tools, and then help unlock the power of those leaders, and the teams and organizations they work in, to fast track their success.”

Impact of Adoption of ASC 606

On January 1, 2018, the company adopted ASC 606, Revenue from Contracts with Customers, and applied the modified retrospective method, which involves recognizing the cumulative effect of applying the guidance at the date of initial application with no restatement of the comparative periods presented. This adoption reduced consolidated net revenue in the 2018 second quarter by $1.0 million compared to the historical method of revenue recognition. For the first six months of 2018, the adoption of ASC 606 increased revenue by $1.5 million. The new guidance primarily impacts the company’s revenue recognition methodology for executive search upticks and for enterprise licenses to use its culture shaping proprietary tools, referred to as enterprise agreements. The company now estimates uptick revenue and recognizes this revenue over the life of the executive search as opposed to recognition upon the placement of a candidate. Enterprise agreements are now recognized over a longer term due to certain renewal options included in the contract. The following is a summary of the impact on 2018 second quarter revenue by segment:

•	Executive Search—The adoption of the new revenue recognition standard reduced revenue in the 2018 second quarter by approximately $0.2 million, reflecting a $0.2 million increase in the Americas, a $0.7 million reduction in Europe, and a $0.3 million increase in Asia Pacific.

•	Heidrick Consulting—The adoption of the new revenue recognition standard reduced enterprise revenue in the 2018 second quarter by approximately $0.8 million.

For the year ending December 31, 2018, the company anticipates that the change in revenue recognition will not be material to consolidated net revenue, subject to variability in the number, timing and value of Executive Search confirmations as well as enterprise license agreements.

Dividend

The Board of Directors has declared the second quarter cash dividend of $0.13 per share payable on August 24, 2018 to shareholders of record at the close of business on August 10, 2018.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its 2018 second quarter financial results today, July 30, at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted operating Income, Adjusted operating margin, Adjusted EBITDA and Adjusted EBITDA margin.

•	Adjusted operating income refers to operating income in the 2017 second quarter that excludes impairment charges in the 2017 second quarter.

•	Adjusted operating margin refers to Adjusted operating income (as explained above) as a percentage of net revenue in the same period.

•	Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, earnout accretion expense related to acquisitions, and other non-operating income (expense).

•	Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same period. A reconciliation of Adjusted EBITDA to Net Income is provided on the last schedule of this release.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, manage and retain qualified consultants and senior leaders; our ability to develop and maintain strong, long-term relationships with our clients; declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of the U.K. referendum to leave the

European Union (Brexit); the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to utilize our tax losses; the timing of the establishment or reversal of valuation allowances on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed—Vice President, Real Estate & Investor Relations

1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Jon Harmon—Vice President, Corporate Communications

1 312 496 1593, jharmon@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2018	2017	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$183,059	$152,214	$30,845	20.26%
Reimbursements	4,630	4,904	(274)	(5.6%)

Total revenue	187,689	157,118	30,571	19.46%

Operating expenses
Salaries and employee benefits	127,679	103,378	24,301	23.51%
General and administrative expenses	36,919	38,089	(1,170)	(3.1%)
Impairment charges	—	39,158	(39,158)	(100.0%)
Reimbursed expenses	4,630	4,904	(274)	(5.6%)

Total operating expenses	169,228	185,529	(16,301)	(8.8%)

Operating income (loss)	18,461	(28,411)	46,872	165.0%

Non-operating expense
Interest, net	(2)	(96)
Other, net	(48)	(179)

Net non-operating expense	(50)	(275)

Income (loss) before taxes	18,411	(28,686)
Provision for (benefit from) income taxes	6,948	(10,438)

Net income (loss)	11,463	(18,248)
Other comprehensive income (loss)	(3,816)	3,393

Comprehensive income (loss)	$7,647	$(14,855)

Basic weighted average common shares outstanding	18,934	18,749

Diluted weighted average common shares outstanding	19,328	18,749

Basic net income (loss) per common share	$0.61	$(0.97)

Diluted net income (loss) per common share	$0.59	$(0.97)

Salaries and employee benefits as a % of net revenue	69.7%	67.9%
General and administrative expenses as a % of net revenue	20.2%	25.0%
Operating income (loss) as a percentage of net income	10.1%	(18.7%)

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2018	2017	$ Change	% Change	2018 Margin*	2017 Margin*
Revenue
Executive Search
Americas	$102,692	$83,090	$19,602	23.6%
Europe	37,286	30,335	6,951	22.9%
Asia Pacific	26,517	21,115	5,402	25.6%

Total Executive Search	166,495	134,540	31,955	23.8%
Heidrick Consulting	16,564	17,674	(1,110)	(6.3%)

Revenue before reimbursements (net revenue)	183,059	152,214	30,845	20.3%
Reimbursements	4,630	4,904	(274)	(5.6%)

Total revenue	$187,689	$157,118	$30,571	19.5%

Operating income (loss)
Executive Search
Americas	$26,012	$21,466	$4,546	21.2%	25.3%	25.8%
Europe	2,295	1,456	839	57.6%	6.2%	4.8%
Asia Pacific	2,891	587	2,304	NM	10.9%	2.8%

Total Executive Search	31,198	23,509	7,689	32.7%	18.7%	17.5%
Heidrick Consulting	(3,997)	(42,253)	38,256	90.5%	(24.1%)	(239.1%)

Total segments	27,201	(18,744)	45,945	NM	14.9%	(12.3%)
Global Operations Support	(8,740)	(9,667)	927	9.6%	(4.8%)	(6.4%)

Total operating income (loss)	$18,461	$(28,411)	$46,872	165.0%	10.1%	(18.7%)

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2018	2017	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$343,130	$292,220	$50,910	17.4%
Reimbursements	9,217	9,075	142	1.6%

Total revenue	352,347	301,295	51,052	16.9%

Operating expenses
Salaries and employee benefits	239,088	200,613	38,475	19.2%
General and administrative expenses	72,460	74,222	(1,762)	(2.4%)
Impairment charges	—	39,158	(39,158)	(100.0%)
Reimbursed expenses	9,217	9,075	142	1.6%

Total operating expenses	320,765	323,068	(2,303)	(0.7%)

Operating income (loss)	31,582	(21,773)	53,355	245.1%

Non-operating income (expense)
Interest, net	237	101
Other, net	(496)	(2,920)

Net non-operating income (expense)	(259)	(2,819)

Income (loss) before taxes	31,323	(24,592)
Provision for (benefit from) income taxes	9,692	(6,994)

Net income (loss)	21,631	(17,598)
Other comprehensive income (loss)	(2,226)	6,018

Comprehensive income (loss)	$19,405	$(11,580)

Basic weighted average common shares outstanding	18,880	18,689

Diluted weighted average common shares outstanding	19,389	18,689

Basic net income (loss) per common share	$1.15	$(0.94)

Diluted net income (loss) per common share	$1.12	$(0.94)

Salaries and employee benefits as a % of net revenue	69.7%	68.7%
General and administrative expenses as a % of net revenue	21.1%	25.4%
Operating income (loss) as a percentage of net income	9.2%	(7.5%)

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017	$ Change	% Change	2018 Margin*	2017 Margin*
Revenue
Executive Search
Americas	$188,995	$160,188	$28,807	18.0%
Europe	72,967	56,540	16,427	29.1%
Asia Pacific	50,365	42,297	8,068	19.1%

Total Executive Search	312,327	259,025	53,302	20.6%
Heidrick Consulting	30,803	33,195	(2,392)	(7.2%)

Revenue before reimbursements (net revenue)	343,130	292,220	50,910	17.4%
Reimbursements	9,217	9,075	142	1.6%

Total revenue	$352,347	$301,295	$51,052	16.9%

Operating income (loss)
Executive Search
Americas	$46,647	$39,818	$6,829	17.2%	24.7%	24.9%
Europe	5,549	1,160	4,389	NM	7.6%	2.1%
Asia Pacific	7,194	3,597	3,597	100.0%	14.3%	8.5%

Total Executive Search	59,390	44,575	14,815	33.2%	19.0%	17.2%
Heidrick Consulting	(9,227)	(47,224)	37,997	80.5%	(30.0%)	(142.3%)

Total segments	50,163	(2,649)	52,812	NM	14.6%	(0.9%)
Global Operations Support	(18,581)	(19,124)	543	2.8%	(5.4%)	(6.5%)

Total operating income (loss)	$31,582	$(21,773)	$53,355	NM	9.2%	(7.5%)

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
Current assets
Cash and cash equivalents	$85,825	$207,534
Accounts receivable, net	153,948	98,700
Prepaid expenses	27,609	22,003
Other current assets	27,638	11,620
Income taxes recoverable	5,197	3,933

Total current assets	300,217	343,790

Non-current assets
Property and equipment, net	36,752	39,514
Assets designated for retirement and pension plans	16,668	17,130
Investments	21,621	21,319
Other non-current assets	19,491	8,999
Goodwill	122,838	118,892
Other intangible assets, net	2,919	2,158
Deferred income taxes	32,398	35,402

Total non-current assets	252,687	243,414

Total assets	$552,904	$587,204

Current liabilities
Accounts payable	$8,723	$9,824
Accrued salaries and employee benefits	120,668	177,426
Deferred revenue, net	40,184	31,272
Other current liabilities	37,318	40,346
Income taxes payable	6,189	6,924

Total current liabilities	213,082	265,792

Non-current liabilities
Non-current debt	—	—
Accrued salaries and employee benefits	35,725	40,308
Retirement and pension plans	44,272	44,802
Other non-current liabilities	21,959	23,597

Total non-current liabilities	101,956	108,707

Stockholders' equity	237,866	212,705

Total liabilities and stockholders' equity	$552,904	$587,204

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2018	2017
Cash flows—operating activities
Net income (loss)	$11,463	$(18,248)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,309	3,758
Deferred income taxes	(249)	(17,704)
Stock-based compensation expense	2,076	2,076
Accretion expense related to earnout payments	283	199
Impairment charges	—	39,158
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(23,373)	(11,337)
Accounts payable	(926)	388
Accrued expenses	45,528	17,557
Restructuring accrual	(3,243)	—
Deferred revenue	(854)	(537)
Income taxes payable, net	(3,569)	1,695
Retirement and pension assets and liabilities	(1,511)	499
Prepaid expenses	927	1,253
Other assets and liabilities, net	585	5,557

Net cash provided by operating activities	30,446	24,314

Cash flows—investing activities
Acquisition of business	49	(114)
Capital expenditures	(1,366)	(6,280)
Purchases of available for sale investments	(143)	(157)
Proceeds from sale of available for sale investments	1,419	118

Net cash used in investing activities	(41)	(6,433)

Cash flows—financing activities
Proceeds from line of credit	—	—
Payments on line of credit	(12,000)	(25,000)
Cash dividends paid	(2,571)	(2,561)
Payment of employee tax withholdings on equity transactions	—	—
Acquisition earnout payments	—	(2,308)

Net cash used in financing activities	(14,572)	(29,869)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(3,397)	1,865

Net increase (decrease) in cash, cash equivalents, and restricted cash	12,437	(10,123)
Cash, cash equivalents, and restricted cash at beginning of period	73,995	68,906

Cash, cash equivalents, and restricted cash at end of period	$86,432	$58,783

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows—operating activities
Net income (loss)	$21,631	$(17,598)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,493	7,566
Deferred income taxes	(347)	(15,323)
Stock-based compensation expense	3,852	3,716
Accretion expense related to earnout payments	647	625
Impairment charges	—	39,158
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(55,397)	(28,516)
Accounts payable	(1,797)	63
Accrued expenses	(60,116)	(80,558)
Restructuring accrual	(8,885)	—
Deferred revenue	(2,626)	3,334
Income taxes payable, net	(3,066)	2,018
Retirement and pension assets and liabilities	121	2,892
Prepaid expenses	(5,879)	(1,351)
Other assets and liabilities, net	(1,691)	(2,238)

Net cash used in operating activities	(107,060)	(86,212)

Cash flows—investing activities
Acquisition of business	(3,161)	(114)
Capital expenditures	(2,548)	(10,443)
Purchases of available for sale investments	(1,891)	(1,963)
Proceeds from sale of available for sale investments	1,564	374

Net cash used in investing activities	(6,036)	(12,146)

Cash flows—financing activities
Proceeds from line of credit	20,000	40,000
Payments on line of credit	(20,000)	(40,000)
Cash dividends paid	(5,042)	(5,159)
Payment of employee tax withholdings on equity transactions	(2,233)	(2,392)
Acquisition earnout payments	—	(4,497)

Net cash used in financing activities	(7,275)	(12,048)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(1,359)	3,620

Net decrease in cash, cash equivalents, and restricted cash	(121,730)	(106,786)
Cash, cash equivalents, and restricted cash at beginning of period	208,162	165,569

Cash, cash equivalents, and restricted cash at end of period	$86,432	$58,783

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Operating Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue before reimbursements (net revenue)	$183,059	$152,214	$343,130	$292,220

Net income (loss)	11,463	(18,248)	21,631	(17,598)
Interest, net	2	96	(237)	(101)
Other, net	48	179	496	2,920
Provision for income taxes	6,948	(10,438)	9,692	(6,994)

Operating income (loss)	18,461	(28,411)	31,582	(21,773)

Adjustments
Salaries and employee benefits
Stock-based compensation expense	1,513	1,737	3,289	3,378
General and administrative expenses
Depreciation	2,832	2,712	5,628	4,546
Intangible amortization	477	1,253	865	3,020
Earnout accretion	283	200	647	626
Impairment charges	—	39,158	—	39,158

Total adjustments	5,105	45,060	10,429	50,728

Adjusted EBITDA	$23,566	$16,649	$42,011	$28,955

Adjusted EBITDA Margin	12.9%	10.9%	12.2%	9.9%